Exhibit 8

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made as of ____________, 2017, by and between VirtualArmour International Inc. (the “Company”) and Burns, Figa & Will PC (the “Escrow Agent”).
RECITALS
WHEREAS, the Company is offering to subscribers, pursuant to an offering circular dated ____________, 2017 and a subscription agreement associated therewith (the “Subscription Agreement”), the ability to purchase shares of the Company’s common stock (the “Securities”) for aggregate proceeds as described in the Offering Circular to be filed pursuant to Regulation A of the Securities Act of 1933, as amended (the “Offering”).  The receipt of subscriptions in the Offering shall be the “Escrow Funds.”  If wire transfer fees reduce the amount actually received by the Escrow Agent, then the Company shall immediately provide funds to the Escrow Agent such that the purchase price of the securities shall equal the Escrow Funds.
WHEREAS, the Company will deliver the Securities against payment therefore, with the Escrow Funds to be released by the Escrow Agent to the Company in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
 TERMS OF THE ESCROW
1.1.   The parties hereby agree to establish an escrow account with the Escrow Agent whereby the Escrow Agent shall hold the Escrow Funds.
1.2.   The Company will cause each subscriber to deliver to the Escrow Agent the funds necessary for the purchase of the Securities, and executed copies of the Subscription Agreement and any supplements thereto (the “Escrowed Documents”).
1.3.   Upon receipt of funds from subscribers, the Escrow Agent will deposit such amounts into the account listed below, or wire transfers to the Escrow Agent must be made as follows, and the Escrow Agent will notify the Company, telephonically on a periodic basis, of the amount of funds it has received into the escrow account:
Colorado Business Bank
821 17th Street
Denver, Colorado  80202
ABA Routing Number:  ___________________________
Account Name:  Burns, Figa & Will, P.C. COLTAF Trust Account
Account Number: _________________________

1.4.   The Escrow Agent is authorized to forward each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds in the escrow account.  As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.
1.5.   Any check returned unpaid to the Escrow Agent shall be returned to the subscribers, and notice will be given to the Company of such return.
1.6.   If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscribers, without interest thereon.  If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber’s check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscribers after the Escrow Agent has cleared such funds.  If the Escrow Agent has not yet submitted a rejected subscriber’s check for collection, the Escrow Agent shall promptly remit the subscriber’s check directly to the subscriber.
1.7.   If the Offering is over-subscribed, the Company may in its sole discretion reject in whole or in part certain subscriptions or may reduce subscriptions pro-rata and shall instruct the Escrow Agent as to which subscriptions or portions thereof to refund to the subscribers.
1.8.   Upon the Escrow Agent’s receipt of $300,000 in Escrow Funds from the subscribers, it shall advise the Company by telephone or e-mail of any deficiency compared to the purchase price of the Securities due to deduction of wire transfer fees, and the Company will immediately provide additional funds to the Escrow Agent, to be added to the Escrow Funds, to the extent of such deficiency.
1.9.   After receipt of additional funds from the Company for deduction of wire transfer fees, and if the Escrow Agent has received the Escrowed Documents from subscribers, and after the Escrowed Funds have had sufficient time to be deposited and cleared as good funds, then the Company shall deliver to the Escrow Agent:
(i)     The instruments, if any, evidencing the Securities to be issued to the subscribers or alternatively its written representation that it will deliver any certificates and instruments evidencing the Securities to the subscribers within ten days from the release of the Escrowed Funds;
(ii)    The Company’s executed counterpart of the Subscription Agreement; and
(iii)   Written instructions from the Company advising the Escrow Agent to deliver the Escrow Funds to the Company or its designee via wire transfer.
This initial release of funds following receipt of the $300,000 is referred to as the “Closing.” After the Closing, the Company may request at reasonable intervals that subsequent closings occur with respect to additional deposits of Escrow Funds, subject to the Escrow Agent’s receipt of instruments if any, evidencing Securities to be issued to new subscribers and the Company’s executed counterpart of the Subscription Agreement.
1.10.   Once the Escrow Funds have been sent per the Company’s instructions, if provided to the Escrow Agent by the Company the Escrow Agent shall send the Subscription Agreement and Securities (if certificated) to the respective subscribers, or in accordance with Section 1.9 above the Company shall cause such documents and instruments to be delivered to the subscribers within ten days of the Closing and/or any subsequent closings.
1.11.   If the Closing has not occurred within one year from the date of qualification of the Offering (subject to extension by the Company, in its sole discretion), then the Escrow Agent will promptly return all Escrow Funds to the subscribers, without interest or deduction.  Any subscription not accepted by the Company prior to the final closing will be promptly returned to the subscriber, without interest or deduction.

ARTICLE II
MISCELLANEOUS
2.1   No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.
2.2   All notices or other communications required or permitted hereunder shall be in writing, and shall be sent as set forth in the Subscription Agreement.
2.3   This Escrow Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.
2.4   This Escrow Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Escrow Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.
2.5   Whenever required by the context of this Escrow Agreement, the singular shall include the plural and masculine shall include the feminine.  This Escrow Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if all parties had prepared the same.
2.6   The parties hereto expressly agree that this Escrow Agreement shall be governed by, interpreted under and construed and enforced in accordance with the laws of the State of Colorado.  Any action to enforce, arising out of, or relating in any way to, any provisions of this Escrow Agreement shall only be brought in a state or federal court sitting in Denver, Colorado.
2.7   The Escrow Agent’s duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company and the Escrow Agent.
2.8   The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith and in the absence of gross negligence, fraud and willful misconduct, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent’s attorneys-at-law shall be conclusive evidence of such good faith, in the absence of gross negligence, fraud and willful misconduct.

2.9   The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  The Escrow Agent will provide each party with prompt notice of and a copy of each and all such warnings, orders, judgments, and decrees.  In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
2.10  The Escrow Agent shall not be liable in any respect on account of the identity, authorization or rights of the parties executing or delivering or purporting to execute or deliver the Subscription Agreements or any documents or papers deposited or called for thereunder in the absence of gross negligence, fraud and willful misconduct.
2.11  The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary proper to advise the Escrow Agent in connection with the Escrow Agent’s duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation; provided that the costs of such compensation shall be borne by the Escrow Agent.
2.12  The Escrow Agent has acted as legal counsel for the Company, and may continue to act as legal counsel for the Company from time to time, notwithstanding its duties as the Escrow Agent hereunder.  The Company acknowledges that the Escrow Agent’s duties holding funds for subscribers pursuant to Subscription Agreements may conflict with the Escrow Agent’s responsibility to the Company as the Escrow Agent’s client.  By executing this Agreement, and having had the opportunity to discuss with independent counsel (other than the Escrow Agent), this Agreement and any potential conflicts of interest resulting from this Agreement, the Company waives any conflict of interest between the Company and the Escrow Agent in its capacity as counsel to the Company.  The Company directs the Escrow Agent to conduct its activities as Escrow Agent in accordance with the requirements of this Agreement and the disclosure made to prospective investors.  This Escrow Agreement constitutes a business transaction between the Company and the Escrow Agent.  The Escrow Agent has advised the Company to obtain independent legal advice with respect hereto.  The Escrow Agent further notes that it has certain rights, duties and protections under this Agreement that may not be consistent with its duties to the Company as counsel to the Company, and the Company understands and accepts such rights, duties and protections in accordance with the terms of this Agreement for the purposes hereof.
2.13  The Escrow Agent’s responsibilities as escrow agent hereunder shall terminate if the Escrow Agent shall resign by giving written notice to the Company.  In the event of any such resignation, the Company shall appoint a successor escrow agent and the Escrow Agent shall deliver to such successor escrow agent any Escrow Funds and other documents held by the Escrow Agent.  In no event will the Escrow Agent’s resignation as Escrow Agent in accordance with this Agreement result in the breach of any duties owed to the Company as legal counsel to the Company.

2.14  If the Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
2.15  It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or the Escrow Funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (a) to retain in the Escrow Agent’s possession without liability to anyone all or any part of said documents or the Escrow Funds until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (b) to deliver the Escrow Funds and any other property and documents held by the Escrow Agent hereunder to a state court having competent subject matter jurisdiction and located in Denver, Colorado, in accordance with the applicable procedure therefore.
2.16  The Company agrees to indemnify and hold harmless the Escrow Agent and its partners, employees, agents and representatives from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder or the transactions contemplated hereby other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, fraud or willful misconduct of the Escrow Agent.
IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of date first written above.
VIRTUALARMOUR INTERNATIONAL INC.	BURNS FIGA & WILL PC
By: ________________________________ Todd Kannegieter, CEO	By: ________________________________ Herrick K. Lidstone, Jr., President